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EXHIBIT 10.3


                                LETTER OF INTENT

37 Point 9 is a public listed company. Shanghai Ecom Trading Ltd, is a private company specializing in medical device distribution in China and holds a medical device sales license.

Based on each party's background, all parties agree that there is a mutual interest to become part of a public listed company and expand medical products distribution in China and these parties are willing to enter into the following agreement after friendly negotiation .

1. All parties agree in principle to cooperate with each other in marketing 37Point9 and Ecom products and services.

2. All parties agree in principle to enter into an acquisition discussion between 37Point9, as a holding company, and Shanghai Ecom Trading Ltd, as a wholly owned subsidiary.

3. A1l parties on principle agree mutually to set up a task force with an aim to carry out the initial tasks relating to the cooperation between the parties including, without limitation, to reviewing an acquisition proposal and financial data.

4. All parties agree not to disclose the terms of this agreement to the public or any other parties without the prior consent of the other parties

This agreement will become effective on the date signed below.



/s/ Karl R. Rolls, Jr. 8/9/02                       /s/ Xing Wey Chen 08/16/02
Karl R. Rolls, Jr,                                  Xlng Wei Chen
Corporate Counsel / Exec. VP                        Chairman
37Point9                                            Shanghai Ecom Trading Ltd.